Exhibit 99.1

UTStarcom Receives Nasdaq Delisting Notification

ALAMEDA, Calif., March 22, 2006 - UTStarcom, Inc. (Nasdaq: UTSI), announced today that on March 20, 2006, it received a notice from the staff of The Nasdaq Stock Market indicating that the Company is not in compliance with Marketplace Rule 4310(c) (14) because it has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”). The notice indicated that due to such noncompliance, the Company’s common stock will be delisted at the opening of business on March 29, 2006 unless the Company requests a hearing in accordance with the Nasdaq Marketplace Rules.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Nasdaq staff’s determination. The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously announced, the delay in filing the 2005 Form 10-K is due to the Company needing additional time (i) to enable the Audit Committee of the Board of Directors of the Company to complete an investigation with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India and certain other transactions and (ii) for management to complete the preparation of its 2005 consolidated financial statements and its assessment as of December 31, 2005 of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. The Company currently anticipates filing the 2005 Form 10-K on or about April 30, 2006.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, statements about the anticipated date of filing with the Securities and Exchange Commission of the 2005 Form 10-K, are forward-looking in nature. Those statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks that the Audit Committee’s investigation and/or management’s preparation of the Company’s 2005 consolidated financial statements and its assessment of the Company’s internal control may not be completed prior to April 30, 2006. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

510-749-1560

ckamieniecki@utstar.com